Exhibit 99

                                                         CONTACT:
                                                         William H. Parke
                                                         (847) 286-5998
                                                 FOR IMMEDIATE RELEASE:
                                                         January 22, 1998

                   SEARS REPORTS FOURTH QUARTER RESULTS
                     Credit Card Loss Provision Jumps
           Retail and Services Achieve Strong Profit Improvement

        HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. today reported fourth-quarter 1997 net income of $536 million, or $1.35 per share, compared with $567 million, or $1.42 per share, in the fourth quarter of 1996. Excluding the positive impact from the adoption of the new accounting standard for credit card securitizations (SFAS No. 125), net income was $512 million, or $1.29 per share. Quarterly results were adversely impacted by an increase in the provision for uncollectible accounts, reflecting the continuing trend of increased delinquencies and charge-offs.
        The profitability of our retail and services businesses improved strongly, benefiting from a successful holiday season, but quarterly results were negatively affected by continued unfavorable trends in our credit business," said Chairman and Chief Executive Officer Arthur C. Martinez.
        Sears 1997 net income declined 6.6 percent to $1.19 billion, or $2.99 per share, from $1.27 billion, or $3.12 per share for 1996. Results for 1997 were impacted by several significant noncomparable items, which in the aggregate lowered net income by $115 million. Most notable of these items are the estimated costs relating to Sears handling of certain credit reaffirmation agreements, the gain on the sale of Advantis data services business, and the positive impact from the adoption of SFAS No. 125.
        Excluding the impact of these and other noncomparable items, net income for 1997 was $1.30 billion, an increase of 4.8 percent to $3.27 per share, versus $1.27 billion, or $3.12 per share for 1996.
                                 - more -
Page 2
        Fourth-quarter 1997 revenues were $13.15 billion, a 9.2 percent improvement over revenues of $12.04 billion in the fourth quarter of 1996. Annual revenues were $41.47 billion, an 8.5 percent increase over revenues of $38.24 billion in the 1996 period. Since 1997 was a 53 week fiscal year for the company, fourth quarter revenues benefited from an extra week versus the previous year. Without the extra week, revenues would have increased approximately three percent.
Domestic Operations
        Fourth-quarter 1997 income from domestic operations decreased 2.7 percent to $517 million, from $531 million in the fourth quarter of 1996, largely due to a 109.5 percent, or $360 million, increase in the provision for uncollectible accounts. The provision includes a $244 million addition to the bad debt reserve. The quarter was positively affected by the adoption of SFAS No. 125, which increased after-tax income by $24 million. Excluding the impact of this item, fourth-quarter income from domestic operations was $493 million. "Our retail and services businesses performed very well in both the quarter and year periods, except for the automotive business, which had a difficult year as disruptions caused by the conversion of our tire and parts formats negatively affected results," said Martinez. "We are particularly pleased with the profit improvement our home stores business delivered in the quarter due to strong revenue performance coupled with improved margin rate," Martinez added.
        Fourth-quarter domestic operations revenues were $12.00 billion, a
9.9 percent increase over $10.92 billion in the 1996 period. The improvement was driven by an 8.7 percent increase in domestic retail revenues, as the company posted a comparable store sales increase of 2.2 percent on top of the
5.4 percent increase a year ago. Revenues also benefited from the addition of new full-line and specialty stores which opened in the fourth quarter, as well as a 20.8 percent increase in credit revenues.
                                 - more -
Page 3
        Income from domestic operations for 1997 was $1.20 billion.
Excluding the impact of noncomparable items, income from domestic operations for 1997 was $1.28 billion, the same as the prior-year period. Revenues for domestic operations increased 9.0 percent to $37.98 billion from revenues of $34.85 billion in 1996.
        Domestic gross margin as a percentage of merchandise and service sales in the fourth quarter of 1997 remained flat with the comparable 1996 period, at 27.9 percent. The quarter benefited from a favorable year-over-year LIFO adjustment. On a FIFO-inventory basis, domestic gross margin declined 20 basis points due to a reduction in the retail gross margin rate largely offset by a margin improvement in the company's services businesses.
        Domestic operations selling and administrative expense as a percentage of revenues improved to 18.5 percent in the fourth quarter of 1997 from 19.5 percent in the fourth quarter of 1996. The improvement was primarily attributable to leveraging payroll and other employee- related costs, and the extra week of revenues included in the fourth quarter of 1997.
        Depreciation expense for domestic operations increased $17 million, or 9.9 percent, to $196 million in the fourth quarter of 1997, primarily due to the capital improvement program in progress to modernize and expand selling space in full-line stores and grow the specialty businesses.
        Interest expense for domestic operations increased $49 million, or
15.8 percent, in the fourth quarter of 1997, due primarily to the additional week of expense in 1997 compared with 1996.
                                 - more -
Page 4
        Domestic credit revenues increased 20.8 percent in the fourth quarter from the same period a year ago. The increase was due to higher receivable balances, increased late fees as new pricing initiatives took effect, and the extra week of revenues included in the fourth quarter of 1997, partially offset by the effects of SFAS No. 125. Net interest margin, which includes credit finance charges and late fees, increased $317 million in the fourth quarter on a pre-SFAS No. 125 basis due to the strong credit revenue performance.
        In the fourth quarter of 1997, the domestic provision for uncollectible accounts was $688 million, a 109.5 percent increase from $328 million in the fourth quarter of 1996. The provision includes a $244 million addition to the bad debt reserve, reflecting an increase in the delinquency rate of the credit card portfolio and balance growth.
        Excluding the impact of SFAS No. 125, the provision for uncollectible accounts would have been $824 million in the fourth quarter, an increase of $496 million or 151.1 percent over the prior-year period. For the full year, the provision for uncollectible accounts increased 91.9 percent to $2.08 billion, excluding the impact of SFAS No. 125.
International Operations
        Sears Canada, the only remaining consolidated international operation following the sale of a majority interest in Sears Mexico in the first quarter, continued to post substantial improvements in its operations. In the quarter, revenues increased 15.9 percent and net income grew 9.8 percent compared with the prior-year period. Despite the strong performance of Sears Canada, international operations posted fourth-quarter income of $19 million, compared with $36 million in 1996. The decline was primarily attributable to higher U.S. tax expense in 1997 and income from Sears Mexico included in the prior year.
                                 - more -
Page 5
        International operations posted a loss of $15 million for the year, including an after-tax loss of $36 million on the sale of the controlling interest in Sears Mexico recorded in the first quarter, as compared with a loss of $5 million in 1996.
Outlook
        Martinez said: "Looking ahead to 1998, we expect that the continued improvement in our retail and services businesses will exceed the anticipated decline in credit results. In the first quarter, however, it is likely that profits will decline substantially from 1997 levels due to the projected decrease in credit results and the later Easter holiday." Martinez added that the company is optimistic about producing mid-single digit earnings growth for the full year.
        The statements contained in this outlook are forward looking and as such involve risks and uncertainties that could cause actual results to differ materially. The company's forward looking statements are based on assumptions about many important factors. While the company believes that its assumptions are reasonable, it is impossible to predict the impact of certain factors which could cause actual results to differ materially from predicted results.
        Through its network of 833 full-line stores and more than 2,600 specialty stores, Sears provides apparel, home and automotive products and services for families throughout America, serving more than 50 million households.
                                   # # #


                         SUPPLEMENTAL INFORMATION
1997 results were impacted by the following items:

Adoption of New Accounting Standard

The Company adopted Statement of Financial Accounting Standard (SFAS No.
125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective January 1, 1997. This statement provides consistent guidance for distinguishing transfers of financial assets (securitizations) that are sales from transfers that are secured borrowings. SFAS No. 125 requires the Company to recognize gains on securitizations which qualify as sales. The statement also indicates that an allowance for uncollectible accounts should not be maintained for receivables which are sold (securitized). Implementation of SFAS No. 125 increased 1997 fourth quarter net income by $24 million and reduced reported credit revenues, selling and administrative expense and the provision for uncollectibles by $131 million, $34 million and $136 million, respectively. For 1997, SFAS
No. 125 increased net income by $136 million and reduced reported credit revenues, selling and administrative expense and the provision for uncollectibles by $321 million, $126 million and $417 million, respectively.

Sale of Mexico

In April 1997, the Company completed the sale of 60 percent of the outstanding shares of Sears, Roebuck de Mexico, S.A. de C.V. ("Sears Mexico") to Grupo Carso S.A. de C.V. for cash proceeds of $103 million. The sale was recorded in the first quarter resulting in a pretax loss of $21 million and tax expense of $15 million for an after-tax loss of $36 million. The transaction reduced the Company's ownership in Sears Mexico to 15.5 percent.

Sale of Advantis

In June 1997, the Company sold its 30 percent equity interest in Advantis, a joint venture between IBM and the Company, to IBM for $450 million. After contractually required distributions to third parties, the transaction resulted in cash proceeds of $276 million, a pretax gain of $150 million and an after-tax gain of $91 million, or $.23 per share.

Reaffirmation Charges

During the second quarter, Sears reached comprehensive agreements with debtor class action plaintiffs and Attorneys General in all 50 states relating to certain reaffirmation agreements with the Company's bankrupt credit-card holders that were not filed from 1979 through April 1, 1997. Under these agreements, the Company used its best efforts to identify all debtors with unfiled reaffirmation agreements during the period and remitted to them all amounts paid pursuant to such agreements plus interest at 10 percent, and has written off any remaining balances related to non-filed reaffirmation agreements. In addition, the Company provided a fund of $25 million to be distributed to the debtors participating in the settlement.
In the second quarter the Company recorded a pretax charge or $475 million ($320 million after-tax) for the estimated cost of the settlement of this matter, including related other expenses. Such an estimate is based on assumptions as to the ultimate outcome of future events and uncertainties. Actual results could differ from the estimate.

Parts America Conversion

In August 1997, the Company announced its intention to accelerate its plan to complete the conversion of Western Auto operations to the new Parts America format in 1997. During the year, nearly 200 Western Auto stores were converted to the new Parts America format and 96 Western Auto stores in various markets were closed. As of year end, the Company has substantially completed its conversion to the parts-only format consisting of 564 domestic Parts America stores. Third-quarter results included a charge of $23 million, or $0.06 per share, related to this initiative.

Post Retirement Life Insurance

In September 1997, changes to the post-retirement life insurance benefit plan were announced by the Company. Retiree life insurance benefits were eliminated for all active associates not retired by December 31, 1997. This plan change resulted in a one-time gain of $37 million, or $0.09 per share, recorded in the third quarter, separate and apart from annual ongoing savings.

New Accounting Standard for Earnings Per Share

In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS No. 128), "Earnings Per Share," which is effective for fiscal 1997. The statement requires that a basic earnings per share and a diluted earnings per share be reported. Basic earnings per share is computed based on the weighted average shares outstanding, while diluted earnings per share includes the effect of dilutive stock options.

Impact of Noncomparable Items

                                                         --------------            -------------
                                                         Fourth Quarter             Twelve Months
(millions, except per common share)                      $          EPS             $              EPS
1997 Reported Net Income                                 $536       $1.35            $1,188        $2.99

Noncomparable Items:
   SFAS No. 125 Acctg. Change                            24          0.06               136         0.35
   Parts America Conversion                               -            -                (23)       (0.06)
   Post Retirement Life Insurance                         -            -                 37         0.09
   Sale of Sears Mexico                                   -            -                (36)       (0.09)
   Sale of Advantis                                       -            -                 91         0.23
   Reaffirmation Charges                                  -            -               (320)       (0.80)
                                                    --------        -------           ------       ------
                                                         24           0.06             (115)       (0.28)

1997 Adjusted Net Income                               $512          $1.29           $1,303        $3.27
                                                    --------        -------           ------       ------
                                                    --------        -------           ------       ------

1996 Net Income                                       $567           $1.42           $1,271        $3.12
                                                     -------        -------           ------       ------
                                                     -------        -------           ------       ------
Percent Change                                        (9.8)%         (9.2)%             2.5%         4.8%



SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

                                      14 Weeks Ended Jan.3, 1998          53 Weeks Ended Jan.3, 1998
                                     and 13 Weeks Ended Dec. 28, 1996     and 52 Weeks Ended Dec. 28, 1996
                                      --------------------------------    --------------------------------
(millions, except
   per common share)                  1997         1996     % Change      1997         1996       % Change
Revenues
 Merchandise sales and
   services                            $11,770     $10,883     8.1        $36,436      $33,812       7.8
 Credit revenues                         1,379       1,159    19.0          5,033        4,424      13.8
                                       -------     -------    ----        -------      -------      ----
    Total revenues                      13,149      12,042     9.2        41,469        38,236       8.5

Costs and expenses
 Cost of sales, buying and occupancy     8,471       7,827     8.2        26,783        24,925       7.5
 Selling and administrative              2,457       2,371     3.6         8,325         8,030       3.7
 Depreciation and amortization             211         195     8.6           786           697      12.8
 Provision for uncollectible accounts      699         342   104.3         1,697         1,136      49.4
 Interest                                  388         352     9.9         1,409         1,365       3.2
 Reaffirmation charges                       -           -       -           475             -         -
                                         -----       ------   ----        -------       ------      ----
     Total costs and expenses           12,226       11,087   10.3        39,475        36,153       9.2
                                        ------       ------   ----        ------        ------      ----
Operating income                           923          955   (3.2)        1,994         2,083      (4.3)
Other income (loss), net                   (17)         (22)     -           106            22         -
                                        -------      -------  -----       -------       -------     -----

Income before income taxes                 906          933   (2.8)        2,100         2,105      (0.2)

Income taxes                               370          366    1.4           912           834       9.4
                                        -------      -------  -----        ------       -------     -----
Net income                              $  536       $  567   (5.5)       $1,188        $1,271      (6.6)
                                        -------      -------  -----       -------       -------     -----
                                        -------      -------  -----       -------       -------     -----
Net income consists of:
 Domestic operations                    $  517       $  531   (2.7)       $1,203        $1,276      (5.7)
 International operations                   19           36      -           (15)           (5)        -
                                        ------       -------  -----       -------       -------      -----
Net income                              $  536       $  567   (5.5)       $1,188        $1,271      (6.6)

Earnings per common share, after
allowing for dividends
on preferred shares:

 Basic                                 $ 1.37        $ 1.44   (4.9)       $ 3.03        $ 3.18      (4.7)

 Diluted                               $ 1.35        $ 1.42   (4.9)       $ 2.99        $ 3.12      (4.2)

Average common and common
 equivalent shares outstanding           396.5         398.4                 397.8        399.1

SEARS, ROEBUCK AND CO.
DOMESTIC OPERATIONS INFORMATION

                                         14 Weeks Ended Jan.3, 1998          53 Weeks Ended Jan.3, 1998
                                      and 13 Weeks Ended Dec. 28, 1996       and 52 Weeks Ended Dec. 28, 1996

(millions)                            1997         1996       % Change        1997        1996      % Change
Revenues
 Merchandise sales and services        $10,689     $9,837      8.7             $33,223    $30,742      8.1
 Comparable store sales increase           2.2%       5.4%                         2.3%       5.8%
 Credit revenues
   Gross finance charges
     and other revenues                  1,431      1,182     21.2               5,195      4,454     16.6
   Funding costs on securitized
     receivables                          (122)       (97)    25.6                (437)      (348)    25.4
   Total credit revenues                 1,309      1,085     20.8               4,758      4,106     15.9
                                        -------    -------   -----             --------   --------   -----
       Total revenues                   11,998     10,922      9.9              37,981     34,848      9.0

Costs and expenses
 Cost of sales, buying and occupancy     7,707      7,091      8.7              24,435     22,620      8.0
 Gross margin %                           27.9%      27.9%                        26.5%      26.4%
 Selling and administrative              2,217      2,129      4.1               7,545      7,232      4.3
  % of total revenues                     18.5%      19.5%                        19.9%      20.8%
 Depreciation and amortization             196        179      9.9                 726        630     15.4
 Provision for uncollectible accounts      688        328    109.5               1,658      1,081     53.3
 Interest                                  360        311     15.8               1,290      1,191      8.3
 Reaffirmation charges                       -          -        -                 475          -        -
                                        ------     ------    -----              ------     ------     ----
        Total costs and expenses        11,168     10,038     11.3              36,129     32,754     10.3
                                        ------     ------     -----             ------     ------    ------
Operating income                        $  830     $  884     (6.2)             $1,852     $2,094    (11.6)
                                        ------     ------     -----             ------     ------    ------
                                        ------     ------     -----             ------     ------    ------
Pretax LIFO charge (credit)            $  (47)     $  (27)                      $  (17)    $   19


Domestic inventories - FIFO                                                          -     $4,962
                     - LIFO                                                          -     $4,232
                                                                                ------     ------
Domestic credit receivables:
 Gross credit card receivables                                                  $28,596    $26,731
 Receivable balances sold                                                        (6,404)    (6,330)
                                                                                --------   --------
 Owned credit card receivables                                                  $22,192    $20,401
                                                                                -------    --------
                                                                                -------    --------

                                              Dec. 28                        Jan. 3,
Domestic merchandising stores                  1996      Opened    Closed      1998
                                             ---------   -------   ------    --------
 Full-line stores                                821        21         (9)       833
 Specialty stores                              2,550       318       (171)     2,697
          Total                                3,371       339       (180)     3,530

 Gross square feet                               146.2       8.2     (3.4)       151.0
